1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/apartment

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

DALLAS (March 30, 2010) – Grubb & Ellis Apartment REIT, Inc. today announced the acquisition of Bella Ruscello Luxury Apartment Homes, a 216-unit multifamily community in the Dallas suburb of Duncanville. The acquisition closed on March 24, 2010.

Located at 250 E. Highway 67, Bella Ruscello Luxury Apartment Homes was built in 2007 on approximately 10.6 acres. The gated community offers one- and two-bedroom apartments as well as a community clubhouse featuring a media room, business center and a well-equipped gym. The property offers four floor plans ranging in size from 655 square feet to 1,074 square feet, all of which include nine foot ceilings, detached garages, track lighting, full-size washer/dryer connections, ceiling fans and other amenities. The community includes a resort-style swimming pool, running and bike trail, landscaped grounds, direct access to a five-acre “water view” park, as well as wooded, creek and pool views. Residents enjoy easy access to Highway 67, Interstates 20 and 35, and nearby shopping and dining options.

“Bella Ruscello Luxury Apartment Homes is a well-occupied and well-equipped luxury apartment community that adds immediate value to Grubb & Ellis Apartment REIT,” said Stanley J. Olander Jr., chairman and chief executive officer. “Bella Ruscello is concrete evidence of the favorable acquisition environment we currently enjoy; this exceptional property was acquired at a significant discount compared to what it likely would have traded for just a couple of years ago.”

Bella Ruscello is currently 97 percent occupied. The property was acquired from Duncanville Villages Multifamily, Ltd., an unaffiliated third party. Grubb & Ellis Apartment REIT financed the acquisition with cash proceeds received through its follow-on public offering and financing provided by Fannie Mae, arranged by Berkadia Commercial Mortgage.

About Grubb & Ellis Apartment REIT
Grubb & Ellis Apartment REIT, Inc. is a publicly registered, non-traded real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments.  Grubb & Ellis Apartment REIT is seeking to raise up to approximately $1 billion in equity and to acquire a diversified portfolio of apartment communities with stable cash flows and growth potential in select U.S. metropolitan markets.  Grubb & Ellis Apartment REIT has acquired a geographically diverse portfolio of 14 apartment properties valued at approximately $358 million, based on purchase price.

Grubb & Ellis Apartment REIT is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), separate accounts, mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This press release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the acquisition of Bella Ruscello Luxury Apartment Homes; the added value of the acquisition of Bella Ruscello Luxury Apartment Homes; and the attractiveness of the acquisition environment for multifamily properties.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the financial performance of the Bella Ruscello property; the successful occupancy of Bella Ruscello Luxury Apartment Homes; the success of multifamily properties in the Greater Dallas area; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.